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                                                                    EXHIBIT 99.1

Final

PRESS CONTACT:                                       INVESTOR RELATIONS CONTACT:
Jeanette Gibson                                      Roberta DeTata
Cisco Systems, Inc.                                  Cisco Systems, Inc.
(408) 525-8965                                       (408) 527-6388
jegibson@cisco.com                                   rdetata@cisco.com

INDUSTRY ANALYST RELATIONS CONTACT:
Art Rangel
Cisco Systems, Inc.
(408) 853-5705
arangel@cisco.com

                CISCO SYSTEMS TO ACQUIRE ACTIVE VOICE CORPORATION
                         Technology Propels Adoption of
           Unified Communications and IP Telephony for the Enterprise

     SAN JOSE, Calif., Nov. 10, 2000 -- Cisco Systems, Inc., today announced it has entered into a definitive agreement to acquire publicly held Active Voice Corporation. (NASDAQ: ACVC) based in Seattle, WA. Active Voice is a leading provider of Internet Protocol (IP)-based unified messaging solutions for the enterprise, that combine e-mail, voice and fax messages into a single, common mailbox accessible via any Internet-connected device anywhere, any time. The acquisition of Active Voice supports Cisco's vision to deliver unified communications and a single, end-to-end IP network combining data, voice, and video for the corporate enterprise.

     Under the terms of the agreement, Cisco will pay approximately $266 million in stock for Active Voice's Unity(TM) operation comprised of IP-based unified messaging solutions. Cisco will also pay approximately $30 million in stock for Active Voice's circuit switched PBX voicemail solutions, which will be sold after the acquisition closes, to a newly formed entity comprised of former Active Voice employees for $30 million. The purchase price will be shared by all Active Voice securityholders. As of November 9, 2000, there were approximately
14.8 million shares of Active Voice outstanding on a fully diluted basis. The acquisition will be accounted for as a purchase and is expected to be complete in the second quarter of Cisco's fiscal year 2001. In connection with the acquisition, Cisco expects a one-time charge for purchased in-process research and development expenses not to exceed $0.02 per share. The acquisition has been

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approved by the board of directors of each company and is subject to various closing conditions including Active Voice shareholder approval and approval under the Hart Scott Rodino Antitrust Improvements Act.

     The growth of the IP telephony market is accelerating. The acquisition of Active Voice's Unity operation represents an important step in the advancement of Cisco's Architecture for Voice, Video and Integrated Data (AVVID) and underscores Cisco's commitment to delivering unified communications capabilities to the enterprise.

     Active Voice's Unity product offerings complement Cisco's existing IP-based voice solutions by providing advanced capabilities that enable the unification of both text and voice. Cisco believes such applications will help drive continued adoption of IP telephony. The acquisition of Active Voice's Unity operation brings Cisco a step closer to delivering unified communications solutions that will help enterprises enhance employee productivity, lower cost of ownership, and provide better customer care.

     Active Voice was founded in 1983. The Active Voice Unity team will be led by Active Voice chief technology officer and vice president of advanced products, Kevin Chestnut, and will report to David Kirk, senior vice president, Cisco's Internet Communications Software Group.

ABOUT CISCO SYSTEMS

     Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

                                      # # #

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This report may contain projections or other forward-looking statements regarding future events or the future financial performance of Cisco that
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